Exhibit 4.18

                             EMPLOYMENT AGREEMENT

   This EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of Thursday, the 1st day of March, 2001, by and between ImagicTV Inc. (the "Company") and Norm Bier (the "Employee").

   THIS AGREEMENT WITNESSES that in consideration of the covenants and agreements contained herein, the parties hereto agree as follows:

                                   ARTICLE 1

                                  EMPLOYMENT

   On the terms and subject to the conditions contained in this Agreement, the Company hereby employs the Employee, and the Employee hereby accepts employment, to serve the Company in the position described in Article 3.

                                   ARTICLE 2

                                     TERM

   The term of the Employee's employment commenced on the 1st day of March, 2001 (the "Commencement Date"), and shall be for the period ending on the second anniversary of the Commencement Date, unless sooner terminated pursuant to the terms of the Agreement, or by reason of the bankruptcy or insolvency of the Company, in which case this Agreement will be of no further effect. Such employment shall be automatically renewed on the second anniversary of the Commencement Date and each anniversary thereafter for a period ending immediately prior to the following anniversary, unless terminated in accordance with the terms of Article 6. This Employment Agreement replaces any existing written or oral Employment Agreement between the parties.

                                   ARTICLE 3

                                    DUTIES

3.1 Position

a) During the term of this Agreement, the Employee will serve as Vice President of Sales--Americas of the Company. The Employee will have the usual and customary duties of Vice President of Sales--Americas. Subject to the direction and control of the President and CEO of the Company (the "President and CEO"), the Employee will have such executive power and authority as is consistent with the office of and as is necessary for him to discharge his duties as Vice President of Sales--Americas. The Employee shall also perform such other duties not inconsistent with the duties of Vice President of Sales--Americas as may be assigned to him from time to time by the President and CEO. Initially, the Employee's primary office location will be working from his home office in Cumming, Georgia.

b) The work schedule for the Employee shall be consistent with the ordinary office hours of the Company at the Employee's place of employment, as may be amended from time to time. The Employee agrees that as a management level employee, he will from time to time be required to work beyond regular office hours. The Employee acknowledges and agrees that no overtime payment shall be made for such work beyond regular office hours.

3.2 Outside Activities

The Employee will devote his full time, energy, skill and best efforts to the performance of his duties hereunder, in a manner which will faithfully and diligently further the business and interests of the Company, including, but not limited to, attaining performance objectives such as revenue and profit goals established by the President and CEO for the Company but he may make or manage personal investments of his choice and may serve as a director of any business enterprise (not directly or indirectly in competition with the Company) or civic organisation, provided that such service does not materially interfere with the performance of his duties hereunder.

3.3 Rules and Regulations

   The Employee shall comply, while on the premises used by the Company, while conducting his duties under this Agreement, or when otherwise applicable, with all the rules and regulations of the Company from time to time in force which are brought to his notice or of which he could reasonably be aware.

                                   ARTICLE 4

                                 COMPENSATION

   During the term of this Agreement, and during any severance or notice periods, the Employee shall receive the following compensation and fringe benefits:

4.1 Base Salary

   The Employee shall receive a base salary (his "Base Salary") at an annual rate of not less than $135,000.00 USD paid bi-weekly in equal instalments. The Employee's Base Salary rate shall be maintained at competitive market rates and shall be subject to annual review of the Board of Directors of the Company ("Board" or "Board of Directors").

4.2 Incentive Compensation

   Beginning with the Fiscal year 2002, the Employee shall be eligible to receive additional compensation by way of a commission (the "Commission"), calculated and subject to the conditions set out in Schedule "A". The terms of the Commission Structure shall be reviewed by the Company, no less than yearly.

4.3 Benefits

   For the term of this Agreement, and during any severance or notice periods, the Company agrees:

  a)  to provide to the Employee a car allowance of $1,060.00 USD per month,

  b) to provide, under the ImagicTV (US), Inc. 401k Plan, a contribution that matches your contribution up to a maximum of 6% of your base salary.

4.4 Company Benefit Plans

   The Employee shall also participate in a medical, dental, prescription, life, short term and long term disability, accidental death and dismemberment and travel plan to be approved by the Board of Directors, as it may be modified from time to time in the Company's sole discretion. The Employee agrees to accept a change in the administration of such plan as required by the Company.

4.5 Vacation; Holidays

   The Employee shall be entitled to 3 weeks of annual vacation time at such times that do not unreasonably interfere with the Company's business. Such vacation time shall not be carried into subsequent years, without prior written consent of the President and CEO. The Employee shall be entitled to all statutory holidays regularly observed by the Company.

4.6 Options

   The Employee shall receive options to purchase 25,000 common shares of the Company in accordance with the Corporation's Employee Stock Option Plan 2000, a copy of which has been delivered to the Employee. Further entitlements will be determined from time to time by the Board of Directors of the Corporation and will be subject to the terms and condition of the specified plan.

                                   ARTICLE 5

                           REIMBURSEMENT OF EXPENSES

   During the term of the Agreement, the Company shall promptly reimburse the Employee for all reasonable and necessary business expenses incurred by him in promoting the business of the Company, upon receipt of itemised vouchers therefor and in accordance with the policies and procedures of the Company as in effect from time to time for its officers. In addition, the Company shall promptly reimburse the Employee for his professional training and education as well as membership fees required to maintain his good standing with relevant professional associations.

                                   ARTICLE 6

                                  TERMINATION

6.1 Death or Disability

(a) Death

   The Employee's employment by the Company shall terminate automatically upon the death of the Employee, in which event the Company shall remain liable to the Employee's estate/heirs/devises only for the then accrued but unpaid compensation and benefits (including, for greater certainty, options granted under Section 4.6 which have vested in accordance with their terms) vested at the time of death, payable to the Employee under Article 4. All payments shall be made to the Employee's estate, payable to the named beneficiary under the terms of the plan, or otherwise in accordance with the Company's policies and applicable plans the current version of which have been made available to the Employee for his inspection and review.

(b) Disability

   The Company may terminate the Employee's employment with the Company if the Employee becomes unable to perform the duties to be performed by him hereunder due to a physical, mental or other disability for a period of at least 6 consecutive months upon at least 60 days' prior written notice to the Employee, in which event the Company shall remain liable to the Employee only for the then accrued but unpaid compensation and benefits vested at the date of termination payable to the Employee under Section 4 and all payments shall be made to the Employee, his legal representative or otherwise in accordance with the Company's policies and applicable plans, the current version of which have been made available to the Employee for his inspection and review. Notwithstanding the above, in such a case the Employee shall continue to be eligible for short term and long-term disability benefits, subject to the terms of such plans and continued availability subject to the carriers acceptance of the claim.

6.2 Termination by the Company

(a) Termination for Cause

   The Company may at any time terminate the Employee's employment for just cause, the notice of which shall specifically set forth the nature of the breach that is the reason for such termination. For purposes of this Agreement, "just cause" shall include the following: (i) dishonesty or fraud;
(ii) conviction of a felony or an indictable offence; and (iii) gross negligent performance of duties as set out herein which remain unsatisfactorily remedied, notwithstanding a previous written notice given to the Employee, or (iv) an act of material insubordination or against the best interest of the Company in a manner that has or could have a material impact on the financial condition of the Company.

   Upon termination under this Section 6.2(a), the Employee shall be entitled to no further compensation or benefits whatsoever except for Base Salary due and payable for services performed and benefits vested pursuant to Section 4 before such termination under the policies of the Company as in effect at that time.

   No prior notice will be required for termination with cause.

(b) Termination without Cause

   The Board of Directors of the Company may terminate the Employee's employment without cause at any time. In such event, the Employee shall be entitled to monthly severance payments equal to one-twelfth of the Base Salary for one year plus coverage for any benefits and Commission to which the Employee may be entitled pursuant to Article 4, determined in accordance with
Section 6.6.

6.3 Termination by the Employee

   If the Employee terminates his employment with the Company following a substantial breach (as defined below), the Employee shall be entitled to the severance payment and benefits as provided in Section 6.2(b). As used in this Section, "substantial breach" shall mean either (i) the Employee's demotion, without his consent to a position or duties materially inconsistent with or inferior to those specified in Section 3; or (ii) the failure by the Company to provide compensation and other vested benefits to the Employee in accordance with Section 4, and the failure of the Company to correct such breach within thirty days after written notice from the Employee of its occurrence.

6.4 Change of Control

   The Company may terminate the Employee's employment in the event of a change of control of the Company. Such action may constitute termination without cause. The Employee shall also have the right to terminate his employment in the event of a change of control, but shall not in such event be entitled to severance pay except for the Base Salary and Commission in accordance with sections 4.1 and 4.2 respectively and the Options under section 6.7.

   For purposes of Article 6, change in control shall mean the acquisition by a person of 51% or more of the issued and outstanding voting shares of the Company.

6.5 Resignation

   On any termination, the Employee will tender his resignation as an officer of the Company and any subsidiaries if requested by the Company.

6.6 Commission and Options on Termination

(a) Commission on Termination

   The amount of the Commission to which the Employee shall be entitled pursuant to Section 4.2 for the portion of the period specified therein up to the time of termination of the Employee's employment, shall be equal to the pro-rated portion of the Employee's earned Commission in such fiscal year, except that in the event the employment is terminated for cause, the Employee shall not be entitled to any Commission.

(b) Options on Termination

   In the event of termination of the Employee's employment:

  (i) because of death, disability or any other reason except (a) termination with or without cause or (b) as a result of a change of control, the Employee or his estate, as the case may be, shall have 60 days from termination to exercise those options which are already vested in accordance with the vesting schedule set out in the applicable option agreement (the "Vested Options"), after which all options will lapse;

  (ii) by the Company without cause, the Employee shall be entitled, during the 60 days following termination, to exercise the Vested Options and those unvested options held by the Employee which otherwise would have vested in the 12 month period following termination, whether or not such options have otherwise vested, after which all options will lapse; or,

  (iii) by the Company with cause, the Employee shall have no right to exercise any options, whether vested or not, except for those vested options for which a Notice of Exercise was received by the Company prior to the notice of termination.

6.7 Options on Change of Control

   In the event of a change of control of the Company, the Employee shall be entitled, during the 90 days following change for control to exercise the Vested Options and all other options held by the Employee at such time, whether or not such options have otherwise vested, after which time all options will lapse.

                                   ARTICLE 7

                             RESTRICTIVE COVENANTS

7.1 Non-Disclosure

   The Employee recognises that the Company and its affiliates and subsidiaries are engaged in a continuous program of software research and development and the marketing of software products and related services. The Employee also recognises the importance of protecting the trade secrets, confidential information, partner and customer relationships of the Company and other proprietary information and related rights acquired through the expenditure of time, effort and money by the Company. In consideration of the foregoing and the salary and benefits contemplated by this Agreement, the Employee shall comply with the Proprietary Rights Protection Provisions set out as Schedule "B" to this Agreement.

7.2 Non-Competition

   The Employee recognises that, in light of his position with the Company under this Agreement, his employment with or investment in an enterprise in the business of designing, manufacturing, marketing, selling and/or servicing equipment or products, including hardware, software and firmware, that competes with currently offered equipment or products of the Company, those under development, or those contemplated in any business plan duly approved by the Company, being the development, delivery and sale of software for digital interactive television services over a broadband network (the "Business"), would cause irreparable harm to the Company; therefore, the Employee agrees that during the period of his employment hereunder and for 12 months thereafter;

  (a) neither he nor any spouse, including a common law spouse, will be interested, directly or indirectly, as an investor in any other business or enterprise substantially similar to the Business (except as an investor in securities listed on a national securities exchange or actively traded over the counter so long as such investments are in amounts not significant as compared to his total investments or to the aggregate of the outstanding securities of the issuer of the same class of issue) in Canada, the United States, Europe and other markets in which the Company conducts a material amount of Business from time to time in the future;

  (b) he will not, directly or indirectly, for his own account or as the Employee, officer, director, partner, consultant, shareholder, joint venturer or in any other manner whatsoever, engage within Canada, the United States, Europe and other markets in which the Company conducts its Business from time to time during the aforementioned limitation period under this clause 7.2, in any business or enterprise materially similar to the Business; and

  (c) he will not directly or indirectly solicit, interfere with or endeavour to direct or entice away from the Company any customer, client or any person, firm or corporation in the habit of dealing with the Company or interfere with, entice away or otherwise attempt to obtain the withdrawal of or hire any employee of the Company.

7.3 Equitable Relief

   The Employee confirms that all restrictions in Article 7 are reasonable and valid and all defences to the strict enforcement thereof by the Company are waived by the Employee. The Employee expressly acknowledges that his covenants and agreements in this Article 7 are fundamental to the Company and his engagement by the Company and damages alone will be an inadequate remedy for any breach or violation of any of the provisions of this Article 7, and that the Company, in addition to all other remedies, shall be entitled as a matter of right to equitable relief, including injunctions and specific performance, in any court of competent jurisdiction.

                                   ARTICLE 8

                                   INSURANCE

   The Employee acknowledges that the Company shall have the right to take out insurance on the life of the Employee and designate the Company as beneficiary and agrees for such purposes to submit to all required medical examinations, at the Company's expense.

   Notwithstanding the right of the Company to take out insurance on the life of the Employee, all of the Employee's medical records shall be confidential to the Employee and the insurance company and the Company shall have no right of access thereto.

                                   ARTICLE 9

                                 MISCELLANEOUS

9.1 Notices

   Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given on the date of delivery if delivered personally or by overnight courier, or three days after mailing if mailed by first class certified mail, postage prepaid and return receipt requested, addressed as follows, providing the postal services are working normally:

  to the Company:ImagicTV Inc.
                   One Brunswick Square
                   14th Floor, P.O. Box 303
                   Saint John, New Brunswick
                   E2L 3Y2

                   Attention: President and CEO

  to the Employee:Norm Bier, Vice President of Sales--Americas
                   660 Hope Road
                   Cumming, Georgia
                   USA
                   30041

or to such address (or to such other person's attention) as either party may specify in a notice to the other given in accordance with this Section.

9.2 Assignment

   This Agreement shall be binding upon and shall inure to the benefit of the respective heirs, executors, administrators, successors, and assigns of the parties, provided however that the Employee may not assign any obligations hereunder without the prior written consent of the Company. The Company may assign its rights and obligations hereunder only to an affiliate or successor without the consent of the Employee, provided such assignment is not to an unfriendly or hostile successor or will not materially affect the Employee's rights or obligations hereunder.

9.3 Governing Law

   This Agreement shall be governed by and construed in accordance with the laws of the Province of New Brunswick, Canada applicable to contracts entered into and performed within the Province of New Brunswick, Canada.

9.4 Cumulation of Benefits

   Any payment made by the Company to the Employee in accordance with the present agreement shall be added to any amount owing to the Employee or that may be paid to him under any pension plan, annuity, insurance or any other employment benefit plan.

9.5 Best Efforts

   The Company will use its best efforts to take such corporate action as is necessary or appropriate with respect to this Agreement, particularly as it relates to the plans of the Company.

9.6 Dollar Amounts

   All dollar amounts hereunder are in CDN dollars unless otherwise specifically stated.

9.7 Entire Agreement

   This Agreement (including any Schedules) constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes any and all prior oral or written negotiations, correspondence, understandings, and agreements.

9.8 Severability

   The provisions of this Agreement shall be deemed severable. If any provision of this Agreement shall be held unenforceable by any court of competent jurisdiction, the remaining provisions shall remain in full force and effect.

9.9 Modifications

   All modifications to the Agreement must be made in writing and signed by both parties.

9.10 Counterparts

   The Agreement may be signed in two counterparts (delivered by facsimile transmission or otherwise), each of which shall be deemed an original and both of which shall together constitute the same instrument.

9.11 Legal Advice

   The Employee acknowledges having had the opportunity to seek independent legal advice in connection with the negotiation and execution of this Agreement.

   IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                                         ImagicTV Inc.

                                         by: _________________________________

President and CEO

SIGNED, SEALED AND DELIVERED
in the presence of:

-------------------------------------    -------------------------------------
Witness                                  Norm Bier
                                         Vice President of Sales - Americas

                                 SCHEDULE "A"

                         Terms of Commission Structure

i) Operate within the agreed upon budget for fiscal year as approved by the Board of Directors.

ii) The Commission Structure will be reviewed by the Company from time to time but no less than once a year.

iii) The President and CEO of the Company has the authority to amend the terms and conditions of the Commission Structure.

iv)  The Americas regions defined as North and South America (NSA).

v) All commissions are payable only while an employee with the Company. If the Employee's position ends, the Employee will not be entitled to any future commissions.

Commission Payment Schedule:

Commission will be paid on actual North and South America region quarterly revenues according to the following rate schedule:

1. 2% if actual quarterly revenues meet Board approved quarterly targets.

2. 1% if actual quarterly revenues are less than quarterly targets.

3. Commissions will be paid quarterly in the month following the end of the quarter.

4. If a customer's fee remains unpaid 60 days from its due date, any previously paid commissions on these fees will be deducted from any future commissions payable the Employee until such time as payment is received.

5. If payment of a customer's fee is received more than 90 days from its due date, the fee will be commissionable at 50% of the normal commission rate.

6. If payment terms are negotiated to extend beyond 90 days from the date of the contract, commissions will be paid on the date payments are received.

Revenue Recognition Policies:

For the purpose of this Agreement, "Revenues" shall mean all revenue recognized from software license, maintenance and professional services fees generated by the Employee in the NSA region.

The Company's revenue recognition policies are generally as follow:

i) Up front software fees are recognized when a contract with a customer has been executed, delivery and acceptance of the software have occurred, the license fees are fixed and determinable and collection of the related receivable is deemed probable.

ii) Maintenance fees are recognized ratably over the terms of the agreements, which are typically 12 months.

iii) Professional services are recognized when the services are performed.

                                 SCHEDULE "B"

                   Proprietary Rights Protection Provisions

1. Definitions: For the purposes of this Schedule:

(a) "Company" means ImagicTV Inc., its parent corporation, ImagicTV Inc. and its affiliated and associated corporations and subsidiaries;

(b) "Confidential Information" includes any of the following: a) any and all versions of the software and related documentation owned or marketed or developed by the Company, including all related algorithms, concepts, data, designs, flowcharts, ideas, programming techniques, specifications and source code listings; b) all developments (as defined below); c) information regarding the Company's business operations, methods and practices, including marketing strategies, product pricing, margins and hourly rates for staff, and information regarding the financial affairs of the Company; d) the names of the Company's clients and the names of the Company's business partners and suppliers of computer services and software to the Company, and the nature of the Company's relationships with these clients, partners and suppliers; e) technical and business information of or regarding the clients of the Company obtained in order for the Company to provide such clients with software products and services, including information regarding the requirements and the business operations, methods and practices and products and plans of such clients; and f) any other trade secret or confidential or proprietary information in the possession or control of the Company; but Confidential Information does not include information which is or becomes generally available to the public without the Employee's fault or which the Employee can establish, through written records, was in his possession prior to its disclosure to the Employee as a result of his work for the Company; and

(c) "Developments" include all a) software, documentation, data, designs, reports, flowcharts, training materials, trade-marks, specifications and source code listings, and any related works, including any enhancements, modifications, or additions to the software products owned, marketed or used by the Company; and b) inventions, devices, discoveries, concepts, ideas, algorithms, formulae, know-how, processes, techniques, systems and improvements, whether patentable or not; developed, created, generated or reduced to practice by the Employee, alone or jointly with others, during his engagement with the Company or which result from tasks assigned to the Employee by the Company or which result from the use of the premises or property (including without limitation equipment, supplies or Confidential Information) owned, leased or licensed by the Company.

2. Non-Disclosure of Confidential Information: At all times during and subsequent to the termination of his engagement with the Company, the Employee shall keep in strictest confidence and trust the Confidential Information, the Employee shall take all necessary precautions against unauthorised disclosure of the Confidential Information, and the Employee shall not directly or indirectly disclose, allow access to, transmit or transfer the Confidential Information to a third party, nor shall the Employee copy or reproduce the Confidential Information except as may be reasonably required for the Employee to fulfil his consulting or other obligations to the Company from time to time.

3. Restricted Use of Confidential Information:

(a) At all times during and subsequent to the termination of his engagement with the Company, the Employee shall not use the Confidential Information in any manner except as reasonably required for the Employee to fulfil his consulting or other obligations to the Company from time to time.

(b) Without limiting his obligations under subsection 3(a) of this Schedule, the Employee agrees that at all times during and subsequent to the termination of his engagement with the Company, the Employee shall not use or take advantage of the Confidential Information for creating, maintaining or marketing, or aiding in the creation, maintenance or marketing, of any software or services which are competitive with any software, hardware, documentation or services developed, owned or marketed by the Company or for providing any products and services competitive with the products and services provided by the Company.

(c) Upon the request of the Company, and in any event upon the termination of his engagement with the Company, the Employee shall immediately return to the Company all materials, including all copies in whatever form, containing the Confidential Information which are in his possession or under his control and destroy any electronic copies of Confidential Information which may be in his possession or control.

4. Ownership of Confidential Information:

(a) The Employee acknowledges and agrees that he shall not acquire any right, title or interest in or to the Confidential Information.

(b) The Employee agrees to make full disclosure to the Company of each Development promptly after its creation. The Employee hereby assigns and transfers to the Company, and agrees that the Company shall be the exclusive owner of, all of his right, title and interest to each Development throughout the world, including all trade secrets, patent rights, copyrights and all other intellectual property rights therein. The Employee further agrees to cooperate fully at all times during and subsequent to his engagement with respect to signing further documents and doing such acts and other things reasonably requested by the Company to confirm such transfer of ownership of rights, including intellectual property rights, effective at or after the time the Development is created and to obtain patents or copyrights or the like covering the Developments. The Employee agrees that the obligations in this clause (b) shall continue beyond the termination of his engagement with the Company with respect to Developments created during his engagement with the Company. In the event that the Employee refuses or neglects to so execute any assignments, transfers, consents, or other documents as required herein, the Employee hereby irrevocably appoints the Chairman of the Board of Directors of the Company as his true and lawful attorney to execute any such documentation.

(c) The Employee acknowledges the validity of any patents, industrial designs, copyrights, software, algorithms, trademarks and other intellectual property rights related to the Confidential Information, which may now or in the future be owned by the Company. The Employee undertakes not to contest or to procure or induce others to contest the validity of the title of the Company to any patents, industrial designs, copyrights, trademarks and other intellectual property rights related to the Confidential Information, which may now or in the future be owned by the Company. The Employee undertakes not to contest or to procure or induce others to contest the confidential nature of the Confidential Information. The Employee undertakes not to infringe or to procure or induce others to infringe any patents, industrial designs, copyrights, trademarks or other intellectual property rights related to the Confidential Information, which may now or in the future be owned by the Company, or to engage in any activity which might undermine the validity or strength thereof.

(d) The Employee agrees that if his work involves any photographic, visual or audio recording of him, the Employee hereby grants to the Company the royalty-free right to record his likeness and/or voice and/or performance on film, tape or other medium, to edit, alter or modify in any way such film, tape or other medium, to use any portion thereof in a CD-based product, in an on-line format or in any other media (now or hereafter known) including video and television, throughout the world in perpetuity and to use his name, likeness and voice in relevant publicity. The Employee hereby releases the Company and anyone using such film, tape or other material from any and all claims, damages, liabilities, costs and expenses which the Employee has now or may hereafter have by reason of any use thereof.

(e) The Employee agrees that the Company, its assignees and their licensees are not required to designate the Employee as the author of any Developments. The Employee hereby waives in whole all moral rights which the Employee may have in the Developments, including the right to the integrity of the Developments, the right to be associated with the Developments, the right to restrain or claim damages for any distortion, mutilation or other modification of the Developments, and the right to restrain use or reproduction of the Developments in any context and in connection with any product, service, cause or institution.

5. No Conflicting Obligations:

(a) The Employee acknowledges and represents to the Company that his performance of his obligations hereunder and as an Employee of the Company shall not breach any agreement or other obligation to keep confidential the proprietary information of any prior employer of the Employee or any other third party. The Employee further acknowledges and represents that the Employee is not bound by any agreement or obligation with any third party, which conflicts with any of his obligations under this Agreement.

(b) The Employee represents and agrees that he will not bring to the Company, and shall not use in the fulfilment of his obligations for the Company, any Employee's Inventions (as defined below), any trade secrets, confidential information and other proprietary information of any prior employer of the Employee or any other third party. "Employee's Inventions" as used herein shall mean any work or invention created by the Employee alone or jointly with others, prior to, or outside of, his engagement by the Company. To the extent that any Employee's Inventions are incorporated into the Confidential Information of the Company by the Employee, Employee hereby grants to the Company a perpetual, irrevocable, world-wide, royalty-free licence to use such Employee's Inventions for any and all purposes in the Company's discretion. The Employee represents and agrees that in his work creating Developments the Employee will not knowingly infringe the intellectual property rights, including copyright, of any third party.

(c) The Employee acknowledges and agrees that, in the event that the Employee should become aware of any potentially conflicting obligation, immediate notice shall be given to the Corporation of the existence and to the extent known nature of such conflict. The Employee also agrees that no further action will be taken until the written consent of the Company to proceed has been obtained.